AMENDMENT TO FUND ACCOUNTING AGREEMENT


     THIS AMENDMENT TO THE FUND ACCOUNTING AGREEMENT is made as of October 16, 2006, by and between each fund listed on Exhibit A hereto (each the "Fund"), and The Bank of New York, a New York corporation authorized to do a banking business, having its principal place of business at One Wall Street, New York, New York 10286 (hereinafter called the "Bank") shall be as follows:

                              W I T N E S S E T H:

     WHEREAS, the Fund and The Bank of New York are parties to a Fund Accounting Agreement dated as of April 26, 2001 (the "Fund Accounting Agreement"), pursuant to which The Bank of New York serves as the accounting agent for the Fund's portfolio; and

     WHEREAS, the Fund and The Bank of New York desires to amend the Fund Accounting Agreement to render services to the Fund; and

     WHEREAS, the Fund Accounting Agreement, as expressly amended hereby, shall continue in full force and effect.

     NOW, THEREFORE, the parties hereby amend Exhibit A of the Fund Accounting Agreement to read in its entirety as attached hereto.

     IN WITNESS WHEREOF, the parties hereto have executed this AMENDMENT TO FUND ACCOUNTING AGREEMENT as of the day and year first above written.

                                        ON BEHALF OF EACH OF THE FUNDS
                                        LISTED ON EXHIBIT A

                                        By:/s/ Richard De Sanctis
                                         Name: Richard De Sanctis
                                         Title: Executive Vice President
                                                and Chief Compliance Officer

                                        THE BANK OF NEW YORK
                                        By:/s/ Edward G. McGann
                                         Name: Edward G. McGann
                                         Title: Managing Director
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                                   EXHIBIT A
                                   ---------

Fund                                              Tax ID      SIC 1      Address
----                                              ------      -----      -------

California Daily Tax Free Income Fund, Inc.       13-3378458   MD

Connecticut Daily Tax Free Income Fund, Inc.      13-3260093   MD

Cortland Trust, Inc.
  General Money Market Fund                       22-6388239   MD
  Municipal Money Market Fund                     22-6391824   MD
  U.S. Government Fund                            22-6391825   MD

Daily Tax Free Income Fund, Inc.                  13-3125130   MD

Delafield Fund, Inc.                              13-3740311   MD

Florida Daily Municipal Income Fund, Inc.         13-3782972   MA BT2

Daily Income Fund
  Money Market Portfolio                          13-3758369   MA
  U.S. Treasury Portfolio                         13-3823514   MA
  Government Portfolio                            20-5540434   MA
  Municipal Portfolio                             20-5540482   MA

New Jersey Daily Municipal Income Fund, Inc.      13-6957900   MD

New York Daily Tax Free Income Fund, Inc.         13-3211746   MD

Pax World Money Market Fund, Inc.                 13-3991781   MD

Short Term Income Fund, Inc.
   Money Market Portfolio                         11-2521542   MD
   U.S. Government Portfolio                      13-3447258   MD

Tax Exempt Proceeds Fund, Inc.                    13-3976845   MD


OFFSHORE FUNDS:

Daily Dollar International, Ltd.                  N/A          BVI Corp.

U.S. Dollar Floatig Rate Fund, Ltd.               N/A          BVI Corp.

Daily Dollar International, Ltd II                N/A          Cayman
                                                               Islands

                                                               Exempted
                                                               Company
1. SIC: State of Inspection
2. MA BT: Massachusetts Business Trust